EXHIBIT 10.5


                                 August 10, 1998


Mr. Thomas A. McFall
Mr. John W. Prutch


Gentlemen:

     1. Engagement: Further to the discussions held between Signal Apparel Company, Inc. ("Signal" or the "Company") and Thomas A. McFall and John W. Prutch (individually "McFall" and "Prutch" and collectively "Advisors"), each of McFall and Prutch are hereby individually engaged to act as a financial advisors to Signal on an exclusive basis with respect to identifying, evaluating, pricing, negotiating and closing merger, acquisition, divestiture and financing opportunities ("Transactions") on the Company's behalf, subject to the terms and conditions set forth in this letter agreement (this "Agreement"). Each of the Advisors hereby accept such engagement and in connection therewith agree to use his best efforts to, among other things, (i) assist with the preparation of information materials with respect to the Company for distribution to potential merger or acquisition candidates and/or financing sources; (ii) identify and contact such companies or other persons or entities that may have an interest in consummating a Transaction with the Company; and (iii) negotiate with others with respect to a Transaction on the Company's behalf, if so requested by the Company. Should the Company be presented with potential Transactions without the involvement of the Advisors which do not require the expertise of the Advisors to consummate, the Company will be permitted to pursue such Transactions independent of its relationship with the Advisors. The Advisors agree to keep the Company's Executive Committee informed as to all activities conducted under this Agreement.

     2. Term: The Company agrees to retain each of McFall and Prutch in accordance with this Agreement for a period of two (2) years commencing May 8, 1998 (the "Term"); provided, however, that at any time after the first anniversary of this Agreement the Company may terminate the engagement hereunder of either or both of McFall and/or Prutch upon ninety (90) days prior written notice, without any liability or continuing obligation to the party so terminated except for those obligations accrued as of the effective date of termination and except as otherwise provided herein. In the event of such a termination of engagement with respect to only one of either McFall and/or Prutch, the total compensation due hereunder for any Transaction subsequent to the effective date of such termination will be paid to the party not so terminated and/or their designee.

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 2



     3.   Compensation and Expenses:

     (i) The Advisors will be reimbursed for their reasonable out-of-pocket expenses incurred while pursuing the activities called for by this Agreement.

     (ii)Warrants

     EffectiveMay 8, 1998, each of McFall and Prutch will receive warrants to purchase 1,902,273 additional shares of Signal Common Stock. Also, effective May 8, 1998, the 805,000 warrants previously granted pursuant to the engagement letter between Signal and Weatherly Financial dated May 9, 1997 and previously allocated equally between McFall and Prutch will be repriced to an exercise price of $1.75 per share. All of the warrants will be subject to the following terms and conditions which will be reflected in a warrant certificate to be executed between the Company and each of McFall and Prutch.

     (a) All warrants will have an exercise price of $1.75 per share and will have customary anti-dilution protection in connection with stock splits, stock dividends, below market stock offerings, etc. and customary piggyback registration rights.

     (b)  The warrants will be subject to the following vesting schedule:

          (1) Warrants to purchase 769,793 shares by each of McFall and Prutch will be immediately exercisable.

          (2) Warrants to purchase shares in the amounts set forth below will become exercisable by each of McFall and Prutch as the Company (including subsidiary companies) achieves each of the goals listed below:

               (a) Goal 1 - $4.0 million in annual pre-tax earnings or an average trading price (based upon the daily closing market price) of at least $2.75 per share for the Company's Common Stock for any period of 120 consecutive calendar days warrants to purchase an additional 511,660 shares by each of McFall and Prutch will become vested.

                    Goal 2 - $5.0 million in annual pre-tax earnings or an average trading price of at least $4.00 per share for the
                    Company's   Common   Stock  for  any   period  of

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 3



                    120 days consecutive calendar days - warrants to purchase an additional 511,660 shares by each of McFall and Prutch will become vested.

                    Goal 3 - $6.0 million in annual pre-tax earnings or an average trading price of at least $5.00 per share for the Company's Common Stock for any period of 120 consecutive calendar days - warrants to purchase an additional 511,660 shares by each of McFall and Prutch will become vested.

               (b) If two or more of the goals set forth above are achieved simultaneously at any given time, the unvested warrants for the lower goals(s) as well as for the highest goal achieved will become vested at such time. For example, if the Company achieves Goal 2 by earning $5.0 million in annual pre-tax earnings for a given year and the warrants attributable to Goal 1 have not been previously vested, then the warrants for Goal 1 and Goal 2 become vested at that time.

          (c) Except as provided below, no shares acquired upon the exercise of the warrants may be sold without the approval of the Company's principal shareholder WGI, LLC or any affiliated successor. Provided, however, in the event WGI, LLC disposes of any of its Signal Common Stock holdings (other than to an affiliated company), then subject to applicable securities laws and regulations, each of McFall and Prutch may dispose of a percentage of their respective common stock holdings issuable pursuant to the warrants granted hereunder equivalent to the percentage of the WGI, LLC holdings disposed of by WGI, LLC.

          (d) All warrants will expire 10 years from the date of grant which will be deemed to be May 8, 1998. All warrants will remain in effect notwithstanding the termination of this Agreement. In the event of such termination, the provisions of this Agreement with respect to the warrants will continue to be applicable, and the warrants will continue to vest as set forth herein.

    (iii) Acquisition Transactions

          In the event that the Advisors identify, negotiate and close an Acquisition Transaction (as defined below), the Advisors will receive collectively an

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 4



          acquisition fee equal to 3% of the "Aggregate Consideration" (as defined below) paid by the Company as set forth below.

          (a) Such acquisition fee will be paid simultaneously with the closing of the Acquisition Transaction.

          (b) For purposes of this Section, an "Acquisition Transaction" may take the form of the sale or purchase of, or a transfer of ownership or voting control in, all or a portion of the outstanding stock (whether common or preferred, or their equivalents) of the company acquired ("Target Company"), a merger, joint venture, agreement not in the ordinary course of business, or other transaction, business combination, or any transaction whereby all or a portion of the Target Company's assets are transferred for consideration including, without limitation, a merger with or a sale or purchase of the Target Company, or the sale, transfer, liquidation, or assignment of all or a portion of its assets. An "Acquisition Transaction" shall apply to any sale, acquisition or other business combination between The Company and a Target Company.

          (c) For purposes of this Section, "Aggregate Consideration" shall mean the total amount of (A) cash, notes, installment contracts, and the fair market value of all other payments or property (including, but not limited to, the value of any preferred or common equity, seller debt or equity financing, earnouts or the like, contingent payments or the value of any equity or similar interest provided to management in the Target Company) paid by or on behalf of the Company or a third party Investor to a Target Company and/or any to the Target Company's shareholders, warrant holders, option holders, holders of preferred stock, or of convertible securities, or of any other equity interest in the Target Company whether or not vested or then exercisable, plus
               (B) in the case of a stock purchase, borrowed money debt and capitalized lease obligations on the balance sheet of the Target Company as of the date of closing, plus (C) in the case of an asset purchase, all liabilities on the balance sheet of the Target Company as of the date of closing plus the value of any and all assets sold.

          Notwithstanding anything contained herein to the contrary, should any amounts to be received by the Target Company in respect of an Acquisition Transaction be earnout payments or otherwise contingent in nature or be installment or otherwise deferred, the Advisors agree that they shall be paid their fee in connection therewith only if, as and when the

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 5



          corresponding portion of such payment is actually paid to the Target Company.

     (iv) Financing Transactions

          (a) McFall and Prutch will receive collectively a financing fee for developing, negotiating and closing Financing Transactions with third parties for the benefit of the Company equal to 3% of the Financing (see definition below) obtained subject to the following:

               1. If the Financing Transaction raises cash for the Company regardless of the purpose for which the cash is used by the Company, the financing fee will be paid entirely in cash upon the closing of the transaction;

               2. If the Financing Transaction is in connection with an Acquisition Transaction by the Company and Signal Common Stock constitutes some portion of the Aggregate Consideration of the Acquisition Transaction, then the following will apply:

                    (a) If the Financing Transaction raises sufficient cash to pay the cash portion of the Aggregate Consideration for the Acquisition Transaction plus the financing fee, then, subject to the amount of the financing fee raised, up to 50% of the 3% financing fee collectively paid to the Advisors will be paid in cash with the remainder of the financing fee being paid in Signal Common Stock valued at the closing market price of the Common Stock on the last trading day immediately prior to the closing of the Financing Transaction. Notwithstanding the foregoing, either McFall or Prutch may elect to accept payment of a greater portion of their respective financing fee in Signal Common Stock than as otherwise provided above.

                    (b) If the Financing Transaction does not raise cash in excess of the cash portion of the Aggregate Consideration for the Acquisition Transaction, then all of the 3% financing fee collectively paid to the Advisors will be paid in Common Stock valued as set forth in 2(a) above.

          (b) Such financing fee will be paid simultaneously with the closing of the Financing Transaction.

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 6



          (c) For purposes of this Section, a "Financing" can include any combination of committed senior term or revolving debt,
               subordinated   debt,   preferred   or  common   equity  or  their
               equivalents, trade financing, debt guarantees, relief or assumption of debt or debt guarantees, renegotiation of debt or debt guarantees, sale/leaseback or other leasing arrangement, a restructuring, earnouts or other contingent payments, seller debt, or equity financing, or any other debt or equity financing completed hereby, but specifically excluding the restructuring of the Company's financing with BNY or the exercise of stock options or warrants presently outstanding.

          (v) Any sums paid by the Company outside of this Agreement to McFall and Prutch as salaries, bonuses, consulting fees and the like will be offset against any fees due pursuant to this Agreement.

     4. Directors: Subject to its fiduciary duties, the Company agrees to use its best efforts to cause McFall and Prutch to be nominated by the Company's
Board of Directors for election as directors of the Company. Upon the termination or the expiration of this Agreement, the Company will be under no obligation to re-nominate either of such persons for election to its Board of Directors.

     5. Confidentiality: Each of McFall and Prutch agree not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any non-public confidential information pertaining to the business of the Company (or any of its subsidiaries, affiliates or divisions) except (i) expressly in furtherance of this Agreement, (ii) as expressly agreed to by the Company for the benefit of the Company, or (iii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. McFall and Prutch further agree to return to the Company, promptly upon its request, any and all materials which contain or embody any of such confidential information, whether created or prepared by McFall and Prutch or by others without retaining any copies thereof. These provisions shall survive the termination of this Agreement for any reason.

     6. Miscellaneous:

          (i) The Company reserves the right to approve or disapprove the terms and conditions of any proposed Transaction in its sole discretion and shall have no liability to the Advisors or otherwise if any Transaction is not consummated. Nothing herein shall be construed to obligate or otherwise require the Company to enter into any agreement or understanding in respect of any Transaction.

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 7



          (ii) In the event a Transaction is subject to the terms of this Agreement, but the calculation of fees due McFall and/or Prutch for such Transation is not specifically covered by the terms of this Agreement, then the calculation of such fees will be subject to mutual agreement of the parties.

          (iii) This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same Agreement.

          (iv) The parties hereto agree that this Agreement shall be subject to, and enforced and construed in accordance with the laws of the State of New York.

          (v) This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto; provided that neither this Agreement nor any rights or obligations of McFall and Prutch hereunder may be assigned by it to any other person without the prior written consent of the Company.

          Notwithstanding the foregoing, it is agreed that payment of the fees due hereunder may be assigned by McFall and/or Prutch and the warrants issued hereunder may be assigned by McFall and/or Prutch so long as their assignee agrees in writing to be bound by the terms of such warrants. It is also acknowledged that McFall and Prutch collectively on behalf of themselves personally and on behalf of the Company have entered into agreements with certain executive officers of the Company whereby certain of the compensation to be paid to McFall and Prutch will be paid directly by the Company to such executive officers.

          (vi) This Agreement contains the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings of the parties. This Agreement may not be revised or modified except by a written agreement signed by all of the parties hereto.


                         SPACE LEFT BLANK INTENTIONALLY

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Mr. Thomas A. McFall
Mr. John W. Prutch
August 10, 1998
Page 8



If the foregoing correctly sets forth the understanding among us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

                                        Very truly yours,

                                        SIGNAL APPAREL COMPANY, INC.

                                        By:  /s/  Robert J. Powell
                                             ----------------------------------
                                             Vice President
Agreed to and Accepted
as of August 10, 1998.

/s/ Thomas A. McFall
-----------------------------
Thomas A. McFall

/s/ John W. Prutch
-----------------------------
John W. Prutch